Registration No. 333-

As filed with the Securities and Exchange Commission on November 19, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Newmark Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-4467492
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

125 Park Avenue

New York, New York 10017

(Address of Principal Executive Offices)(Zip Code)

Newmark Group, Inc. Long Term Incentive Plan

(Full title of the plan)

Stephen M. Merkel

Executive Vice President and Chief Legal Officer

Newmark Group, Inc.

125 Park Avenue

New York, New York 10017

(Name and address of agent for service)

(212) 372-2000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, include by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.01 per share	15,000,000 shares(1)	$12.25(2)	$183,750,000(2)	$23,850.75(3)
Restricted Stock Units (4)	(5)	(6)	(6)	(6)
Other Stock-Based Awards (4)	(5)	(6)	(6)	(6)

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), of Newmark Group, Inc. being registered shall include an indeterminate number of additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of the Newmark Group, Inc. Long Term Incentive Plan (the “Plan”).

(2)	Calculated pursuant to Rules 457(c) and (h), based upon the average of the high and low sale prices of the Class A Common Stock reported on the NASDAQ Global Select Market on November 13, 2019.
(3)	Calculated pursuant to Section 6(b) of the Securities Act as follows: Proposed maximum aggregate offering price multiplied by .0001298.
(4)

Restricted Stock Units represent rights, with or without dividend equivalents, to acquire shares of the Class A Common Stock for no additional consideration pursuant to the Plan, upon the vesting thereof. Other Stock-Based Awards represent rights to acquire shares of the Class A Common Stock for no additional consideration pursuant to the Plan, upon the exchange of exchangeable REUs, PSUs, LPUs or certain other limited partnership units issued by Newmark Holdings, L.P. pursuant to the Newmark Holdings, L.P. Participation Plan, and upon the exchange of compensatory exchangeable Founding Partner Units issued by Newmark Holdings, L.P.

(5)

Each Restricted Stock Unit and Other Stock-Based Award shall represent a right to acquire one share of the Class A Common Stock, subject to adjustment as described in the Amended and Restated Agreement of Limited Partnership of Newmark Holdings, L.P. and for stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of the Plan. The aggregate number of Restricted Stock Units and Other Stock-Based Awards sold pursuant to the Plan shall not exceed the number of shares of the Class A Common Stock being registered herein, as adjusted pursuant to Rule 416(a).

(6)

Included in the offering price and fee calculations for the shares of the Class A Common Stock being registered herein. Any value attributable to the Restricted Stock Units and Other Stock-Based Awards, representing rights to acquire shares of the Class A Common Stock, is reflected in the market price of the Class A Common Stock, and any Restricted Stock Units and Other Stock-Based Awards sold will be sold for consideration not to exceed the value of the underlying shares of the Class A Common Stock represented by the Restricted Stock Units and Other Stock-Based Awards on the date of sale. Accordingly, there is no additional offering price or registration fee with respect to the Restricted Stock Units and Other Stock-Based Awards being registered herein.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Newmark Group, Inc. (“we,” “us,” or “our”) for the purpose of registering 15,000,000 additional shares of Class A Common Stock, Restricted Stock Units and Other Stock-Based Awards under the Securities Act. The shares of the Class A Common Stock, Restricted Stock Units and Other Stock-Based Awards registered herein to be offered and sold pursuant to the Plan are of the same classes of securities as the shares of the Class A Common Stock, Restricted Stock Units and Other Stock-Based Awards registered under the currently effective Registration Statement on Form S-8 (Registration No. 333-222201) (the “Prior Registration Statement”). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those items containing new information not contained in the Prior Registration Statement are presented herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by us with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 15, 2019, as amended by Amendment No.  1 on Form 10-K/A, filed with the Commission on April 29, 2019.

(b)

Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2019, filed with the Commission on May 10, 2019; for the fiscal quarter ended June  30, 2019, filed with the Commission on August 9, 2019; and for the fiscal quarter ended September  30, 2019, filed with the Commission on November 8, 2019.

(c)	Our Definitive Proxy Statement on Schedule 14A for the 2019 Annual Meeting of Stockholders, filed with the Commission on August 12, 2019.

(d)

Our Current Reports on Form 8-K, filed with the Commission on February 5, 2019, February  12, 2019 (other than as indicated therein), May  9, 2019 (other than as indicated therein), August  1, 2019 (other than as indicated therein), September  25, 2019, and October 30, 2019 (other than as indicated therein).

(e)

The description of the Class  A Common Stock contained in our Registration Statement on Form 8-A (Registration No. 001-38329), filed with the Commission on December 14, 2017, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

The Exhibit Index set forth below is incorporated by reference in response to this Item 8.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Newmark Group, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 19, 2017)

4.2	Amended and Restated Bylaws of Newmark Group, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 19, 2017)

4.3	Newmark Group, Inc. Long Term Incentive Plan (incorporated by reference to Exhibit 10.24 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 19, 2017)

5.1	Opinion of Stephen M. Merkel

23.1	Consent of Ernst & Young LLP

23.2	Consent of KPMG LLP

23.3	Consent of Stephen M. Merkel (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 19, 2019.

Newmark Group, Inc.

By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman

[Signature Page to Registration Statement on Form S-8 re: Newmark Group, Inc. Long Term Incentive Plan]

POWERS OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Howard W. Lutnick and Stephen M. Merkel, and each of them, as his or her true and lawful attorneys-in-facts and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, or his or their substitute or substitutes, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities and on the date indicated:

Signature	Capacity in Which Signed	Date

/s/ Howard W. Lutnick Howard W. Lutnick	Chairman and Director (Principal Executive Officer)	November 19, 2019

/s/ Barry M. Gosin Barry M. Gosin	Chief Executive Officer	November 19, 2019

/s/ Michael J. Rispoli Michael J. Rispoli	Chief Financial Officer (Principal Financial and Accounting Officer)	November 19, 2019

/s/ Virginia S. Bauer Virginia S. Bauer	Director	November 19, 2019

/s/ Peter F. Cervinka Peter F. Cervinka	Director	November 19, 2019

/s/ Michael Snow Michael Snow	Director	November 19, 2019

[Signature Page to Registration Statement on Form S-8 re: Newmark Group, Inc. Long Term Incentive Plan]